UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2018

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 24, 2018, Destination XL Group, Inc. (the “Company”) amended its credit facility with Bank of America, N.A by executing the Seventh Amended and Restated Credit Agreement (the “Credit Facility”). The Credit Facility replaces the Sixth Amended and Restated Loan and Security Agreement, dated as of November 10, 2010, as most recently amended on October 30, 2014, which was due to expire in October 2019.

The Credit Facility is a $140.0 million secured, asset-based credit facility with a maturity date of May 24, 2023.  The Credit Facility continues to provide maximum committed borrowing of $125.0 million in revolver loans, which, pursuant to an accordion feature, may be increased by an additional $50.0 million upon the request of the Company and the agreement of the lender(s) participating in the increase (the “Revolving Facility”). There were no changes to the sublimit of $20.0 million for commercial and standby letter of credits or to the sublimit of up to $15 million for swingline loans. The Company’s ability to borrow under the Revolving Facility is determined using an availability formula based on eligible assets.

In addition, the Credit Facility includes a new $15.0 million “first in, last out” (FILO) term facility (the “FILO Facility”).  The total borrowing capacity under the FILO Facility is based on a borrowing base, generally defined as a specific percentage of the value of eligible accounts, including certain trade names, that step down over time, plus a specified percentage of the value of eligible inventory, that steps down over time. There can be no voluntary repayment on the FILO Facility during the first year.  After its one-year anniversary, the FILO Facility may be repaid, in whole or in part, subject to certain payment conditions.

Borrowings made pursuant to the Revolving Facility will bear interest, calculated under either the Federal Funds rate or the LIBOR rate, at a rate equal to the following: (a) the Federal Funds rate plus a varying percentage based on the Company’s excess availability, of either 0.25% or 0.50% or (b) the LIBOR rate (the Company being able to select interest periods of 1 week, 1 month, 2 months, 3 months or 6 months) plus a varying percentage based on the Company’s excess availability, of either 1.25% or 1.50%.  Borrowings made pursuant to the FILO Facility will bear interest, calculated under either the Federal Funds rate or the LIBOR rate, at a rate equal to the following: (a) the Federal Funds rate plus a varying percentage based on the Company’s excess availability, of either 1.75% or 2.00% or (b) the LIBOR rate (the Company being able to select interest periods of 1 week, 1 month, 2 months, 3 months or 6 months) plus a varying percentage based on the Company’s excess availability, of either 2.75% or 3.00%.

The Company’s obligations under the Credit Facility are secured by a lien on all of its assets. If the Company’s availability under the Revolving Facility at any time is less than the greater of (i) 10% of the Revolving Loan Cap (the lesser of the aggregate revolving facility commitments or the borrowing base) and (ii) $7.5 million, then the Company is required to maintain a minimum consolidated fixed charge coverage ratio of 1.0:1.0 until such time as availability has exceeded the greater of (1) 10% of the Revolving Loan Cap and (2) $7,500,000 for 30 consecutive days.

The Revolving Facility will be used for working capital, capital expenditures and other general corporate purposes of the Company.  The FILO Facility will be used primarily to repay, in full and without penalty, the outstanding balance of $11.5 million under the Company’s existing term loan facility with Wells Fargo Bank, National Association. The Company’s cash flow is largely unrestricted as it relates to payments for transactions such as repurchases of stock, debt prepayments and dividends, So long as the Company maintains availability under the Revolving Facility, after giving pro forma effect to such payments, in an amount equal to or greater than the greater of (i) 20% of the Revolving Loan Cap and (ii) $20.0 million. With respect to certain asset acquisitions and prepayment of the FILO Facility, the Company would have to maintain availability under the Revolving Facility, after giving pro forma effect to such transaction, in an amount equal to or greater than the greater of (1) 17.5% of the Revolving Loan Cap and (2) $17.5 million. The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, on May 24, 2018, the Company entered into the Credit Facility.  The information set forth in Item 1.01 of the Current Report on Form 8-K with respect to the Credit Facility is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*

Seventh Amended and Restated Credit Agreement, dated as of May 24, 2018, by and among Bank of America, N.A., as Administrative Agent and Collateral Agent, the Lenders identified therein, the Company, as Lead Borrower, the Company and CMRG Apparel, LLC, as Borrowers, and the Guarantors identified therein.

* Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	May 30, 2018	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary